מידע ושירותים מקוונים
מידע מרשם החברות ,פרטי חברה

מספר תאגיד:	515125557		
שם תאגיד (עברית):	ג.ר.י.נ אולטרה בע"מ	**שם תאגיד (אנגלית):**	G.R.I.N ULTRA LTD

סטטוס:	פעילה	**סוג תאגיד:**	חברה פרטית
סוג חברה ממשלתית:	חברה לא ממשלתית	**סוג מגבלות:**	מוגבלת

מדינה:	ישראל	**ישוב:**	קיסריה
רחוב:	התמר	**מספר:**	8
מיקוד:	3088900	**תא דואר:**	4463
אצל:			

מטרת החברה/השותפות: לעסוק בכל עיסוק חוקי
תיאור החברה/השותפות:
דוח שנתי אחרון הוגש לשנה:
